UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 6, 2015

DECKERS OUTDOOR CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
000-22446	95-3015862
(Commission File Number)	(IRS Employer Identification No.)
250 Coromar Drive, Goleta, California	93117
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code (805) 967-7611

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Constance X. Rishwain as President of UGG and Fashion and Lifestyle Brands

As previously announced on April 14, 2015, Constance X. Rishwain, President of UGG and Fashion and Lifestyle Brands of Deckers Outdoor Corporation (the “Company”) is stepping down effective July 31, 2015 (the “Separation Date”).
In connection with her departure, the Company entered into a Consulting Agreement and General Release (the “Consulting Agreement”) with Ms. Rishwain on May 6, 2015. Under the terms of the Agreement, Ms. Rishwain has agreed to provide consulting services to the Company in order to assist in the transition of her duties and responsibilities. Ms. Rishwain will provide consulting services from the Separation Date until the earliest to occur of (i) December 31, 2016, (ii) 15 days following the delivery of written notice by Ms. Rishwain to the Company, (iii) the date on which the Company delivers written notice to Ms. Rishwain regarding an uncured material breach of any of her obligations under the Consulting Agreement, and (iv) the date on which Ms. Rishwain accepts employment or another professional relationship with a competitor of the Company (such period, the “Consulting Period”). The Consulting Agreement will supersede and replace in full the Change of Control Agreement, dated as of January 1, 2010, by and between the Company and Ms. Rishwain.
The Consulting Agreement provides that the Company will, among other things, pay Ms. Rishwain (i) any base salary that has accrued but was not paid as of the Separation Date, (ii) accrued but unused vacation days as of the Separation Date, (iii) a pro-rated portion of any cash incentive bonus earned with respect to the fiscal year ending March 31, 2016, in accordance with the executive compensation policies and programs in effect on the Separation Date, based on her actual length of service to the Company during the fiscal year, (iv) severance equal to 12 months of her base salary (in effect on the Separation Date), which will be mitigated on a dollar-for-dollar basis for income received by her during the 12 months following the Separation Date (subject to certain exceptions as set forth in the Consulting Agreement), which payments will cease if Ms. Rishwain accepts employment or another professional relationship with a competitor of the Company, and (v) COBRA group health insurance premiums for Ms. Rishwain and her eligible dependents until the first anniversary of the Separation Date, unless sooner terminated in accordance with the terms of the Consulting Agreement.
During the Consulting Period, Ms. Rishwain will continue to provide “Continuous Service” to the Company only for purposes of the previously granted 2007 LTIP Agreements (as defined in the Consulting Agreement), which will continue to vest consistent with the terms of the underlying award agreement. However, the previously granted 2012 LTIP Agreement, 2012 NSU Agreement, 2013 LTIP Agreement, 2013 NSU Award, 2014 LTIP Agreement and 2014 NSU Agreement (each as defined in the Consulting Agreement), will each terminate on the Separation Date, provided that a pro rata portion of the nonvested stock units underlying the 2013 NSU Award will vest on the Separation Date consistent with the terms of the underlying award agreement.
Ms. Rishwain’s receipt of the aforementioned payments and other benefits is conditioned upon the effectiveness of the general release of claims in favor of the Company that is included within the Consulting Agreement, as well as her compliance with the non-competition, confidentiality, non-solicitation, non-disparagement and other standard covenants set forth in the Consulting Agreement. In particular, Ms. Rishwain has agreed not to accept employment from, or enter into another professional relationship with, any business that is competitive with the Company (as defined in the Consulting Agreement), and her failure to comply with this provision would result in the immediate termination of severance payments and forfeiture of the 2007 LTIP. In addition, Ms. Rishwain has agreed to indemnify the Company for losses arising out of the Consulting Agreement and the provision of consulting services to the Company thereunder.
The description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Consulting Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Exhibits.

(d)    Exhibits. The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Consulting Agreement and General Release, dated May 6, 2015, entered into by and between Deckers Outdoor Corporation and Constance X. Rishwain.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2015

Deckers Outdoor Corporation
/s/ Thomas Garcia
Thomas Garcia, General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Consulting Agreement and General Release, dated May 6, 2015, entered into by and between Deckers Outdoor Corporation and Constance X. Rishwain.